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                                  EXHIBIT 99.3

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have examined management's assertion, included in the accompanying Report of Management on Compliance, that The Bank of New York (the "Company") complied with the PPLUS Minimum Servicing Standards (attached) as of and for the year ended December 31, 2005 as it relates to PPLUS Trust Series JPM-1. Management is responsible for The Bank of New York's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about The Bank of New York's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that The Bank of New York complied with the aforementioned requirements as of and for the year ended December 31, 2005 is fairly stated, in all material respects.


/s/ Ernst & Young LLP

New York, New York
February 21, 2006

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                       REPORT OF MANAGEMENT ON COMPLIANCE


February 21, 2006


We, as members of management of The Bank of New York, (the "Company") are responsible for complying with the requirements of the PPLUS Minimum Servicing Standards as it relates to PPLUS Trust Series JPM-1. We also are responsible for establishing and maintaining effective internal control over compliance with the PPLUS Minimum Servicing Standards. We have performed an evaluation of the Company's compliance with the requirements of PPLUS Minimum Servicing Standards as it relates to PPLUS Trust Series JPM-1 as of December 31, 2005 and for the year ended December 31, 2005. Based on this evaluation, we assert that for the year ended December 31, 2005, the Company complied with the requirements of the PPLUS Minimum Servicing Standards (attached).








                                                   /s/ Robert L. Griffin
                                                   -----------------------------
                                                   Robert L. Griffin
                                                   Managing Director



                                                   /s/ Thomas J. Bogert
                                                   -----------------------------
                                                   Thomas J. Bogert
                                                   Vice President

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                                   APPENDIX I


                   PPLUS Minimum Servicing Standards intended
                      for use in connection with the Annual
                           Accountants Report ("AAR")

Below is Merrill Lynch Depositor, Inc.'s ("the Depositor") together with Merrill Lynch High Grade Credit Management ("HGCM") and the Merrill Lynch Credit Derivative Integrated Support Solutions ("ISS"), minimum servicing standards for the PreferredPlus Program ("PPlus"). The Bank of New York ("the Bank") acts as Trustee, Custodian, Paying Agent, and Transfer Agent on behalf of the PPlus Program and has agreed to comply with these minimum servicing standards.


MERRILL LYNCH DEPOSITOR, INC.'S MINIMUM SERVICING STANDARDS


1. CUSTODIAL BANK ACCOUNT RECONCILIATIONS

   o  The Bank must reconcile all related custodial bank accounts.

   o The Bank will include the Distribution report as Exhibit 99.1 in the Form 8-Ks filed with the SEC.

2. VERIFICATION OF INCOMING TRUST COLLATERAL INTEREST PAYMENTS

   o The Bank must have a tickler system in place so that they will be expecting and monitoring the custodial bank account for receipt of the collateral coupon interest. Each of the tickler systems shall be updated on an on-going basis as each new trust series is created.

   o The Bank will ensure all interest payments are deposited into the custodial bank accounts and related bank clearing accounts on the day the Bank is in receipt of the funds.

   o The Bank must prove the arithmetic accuracy of the amount of interest received by the Trust from the underlying securities and ensure that the face amount, description, coupon rate, and maturity date of the securities held in the Trust agree to the PPM Supplement dated Date XX, 20XX.

3. TRUST DISBURSEMENTS

   o The Bank must prove the arithmetic accuracy of the amount of interest to be paid by the Trust to the Debt Unit holders by referring to the PPM Supplement dated Date XX, 20XX.

   o The Bank will make all disbursements via wire transfer to The Depository Trust Company ("DTC") on the scheduled trust distribution date as soon as the amount of interest received from the underlying collateral into the custodial bank account has been received and verified for accuracy.

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4. PARTIAL REDEMPTIONS

   o If there is a partial redemption of the trust certificates the Bank and the Depositor must ensure that the redemption proceeds received by the trust and distributed by the Bank are in accordance with the series supplement.

5. DEFAULTS

   o If the Bank has actual knowledge of an event of default on the underlying securities that did not cause the trust to liquidate, the Bank must distribute a formal notice of default to the Depositor, the certificateholders, the rating agencies and HGCM/ISS.

   o If the Bank has actual knowledge of an event of default on the underlying securities that did not cause the Trust to liquidate, the procedures for a vote or consent of the certificateholders as set forth in the Standard Terms and series Supplement must be complied with.

6. CALL WARRANT EXERCISES AND OPTIONAL EXCHANGES

   o If there is an exercise of call warrants or an optional exchange of trust certificates for underlying securities that did not cause the trust to liquidate, the Bank must give the Depositor and the affected certificateholders notice of any exercise of call warrants or optional exchange. Such notice must contain the amount of certificates to be purchased, the call price, and any other relevant information.

   o If there is an exercise of call warrants or an optional exchange of trust certificates for underlying securities that did not cause the trust to liquidate, the Bank must notify the rating agencies of the call exercise or optional exchange.

   o If there is an exercise of call warrants or an optional exchange of trust certificates for underlying securities that did not cause the trust to liquidate, the Bank must give notice of exercise or optional exchange to the Depositor and certificate registrar of any certificates that were called.

7. COMMUNICATIONS WITH CERTIFICATEHOLDERS

   o If there was any occasion for the exercise of voting rights or giving consents by the certificateholders, the Bank must provide notice to the certificateholders within 5 business days of the Trust's receipt of notice of the occasion and the Bank must vote or give consents as directed by certificateholders.

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